UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 8, 2024

Karyopharm Therapeutics Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36167	26-3931704
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Wells Avenue, 2nd Floor, Newton, Massachusetts	02459
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 658-0600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	KPTI	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Karyopharm Therapeutics Inc. (the “Company”) entered into a series of transactions described herein to limit the Company’s aggregate indebtedness, extend the maturity of certain of the Company’s indebtedness and provide additional working capital to the Company. As described in more detail herein, the Company borrowed $100.0 million from lenders and certain entities managed by HealthCare Royalty Management, LLC (“HCRx”) under a new, senior secured term loan facility and used a portion of the proceeds of that loan to repay obligations under its existing financing arrangement with HCRx pursuant to an amendment that made other changes to the HCRx financing arrangement. The Company also entered into privately negotiated agreements to exchange approximately $148.0 million aggregate principal amount of the Company’s existing unsecured convertible senior notes for (i) approximately $111.0 million aggregate principal amount of the Company’s new secured convertible senior notes and (ii) warrants to purchase up to approximately 46.0 million shares of the Company’s common stock. In addition, HCRx agreed to purchase $5.0 million aggregate principal amount of the Company’s new secured convertible senior notes through satisfaction of $5.0 million of the Company’s existing obligations to HCRx.

Credit Agreement and Term Loan

On May 8, 2024 (the “Closing Date”), the Company entered into a credit and guaranty agreement (the “Credit Agreement”) with the guarantors party thereto, the lenders party thereto (the “Lenders”), and Wilmington Savings Fund Society, FSB, as the administrative agent and collateral agent for the Lenders (in such capacity, the “Term Loan Agent”). The Credit Agreement provides for a senior secured term loan facility of $100.0 million (the “Term Loan”). The lenders under the Term Loan include certain holders of the Company’s 3.00% Convertible Senior Notes due 2025 (the “2025 Notes”) and HCRx, with existing holders of the 2025 Notes funding $85.0 million and HCRx accepting $15.0 million in principal amount of Term Loans for satisfaction of $14.7 million of the Company’s existing obligations to HCRx under the HCRx Financing Agreement (as defined below). The Company also intends to use approximately $49.5 million of the proceeds from the Term Loan to pay obligations owing to HCRx under the HCRx Financing Agreement, which, together with the satisfaction of HCRx obligations through the delivery of $5.0 million in new secured convertible senior notes and $15.0 million of the Term Loan to HCRx, will reduce the maximum amount owing to HCRx thereunder to approximately $128.3 million, and the remainder of the proceeds for general corporate purposes and to pay fees and expenses in connection with the transactions described herein.

The Term Loan matures on May 8, 2028 (the “Maturity Date”) and bears interest at a variable rate equal to Term SOFR (as defined in the Credit Agreement) (subject to a floor of 3.00%) plus 9.25% per annum. Commencing twenty-four months after the Closing Date, the Term Loan amortizes with quarterly cash payments in the amount of 6.25% of the aggregate principal amount of the Term Loan.

The Company will have the right to prepay the Term Loan at any time. The Company is required to repay the Term Loan with proceeds from certain asset sales and condemnation events, subject, in some cases, to reinvestment rights. Repayments are subject to (i) a redemption fee of 3.00%, payable on the Maturity Date or earlier repayment, and (ii) a prepayment premium. The prepayment premium is equal to (i) before the first anniversary of the Closing Date, the sum of (a) 5.00% of the aggregate principal amount of the Term Loan so prepaid and (b) all interest that would have accrued on the Term Loan being prepaid from such date through the first anniversary of the Closing Date, (ii) on and after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, 5.00% of the aggregate principal amount of the Term Loan so prepaid, (iii) on and after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, 3.00% of the aggregate principal amount of the Term Loan so prepaid, and (iv) on and after the third anniversary of the Closing Date, 0% of the aggregate principal amount of the Term Loan so prepaid.

All obligations under the Credit Agreement will be secured on a first priority basis, subject to certain exceptions, by security interests in substantially all assets of the Company and material subsidiaries of the Company, and will be guaranteed by material subsidiaries of the Company, subject to certain exceptions.

The Credit Agreement contains customary covenants, including, without limitation, a financial covenant to maintain liquidity of at least $25.0 million at all times, and negative covenants that, subject to certain exceptions, restrict indebtedness, liens, investments (including acquisitions), fundamental changes, asset sales and licensing transactions, dividends, modifications to material agreements, payment of subordinated indebtedness, and other matters customarily restricted in such agreements. Specifically, the Company is prohibited from exclusively licensing, selling or otherwise disposing of U.S. rights to oncology indications of selinexor. The Credit Agreement also contains certain events of default after which the Term Loan may be due and payable immediately, including, without limitation, withdrawal of approval for selinexor with respect to its current approved indication for use with bortezomib and dexamethasone, payment defaults, material inaccuracy of representations and warranties, covenant defaults, bankruptcy and insolvency proceedings, cross-defaults to certain other agreements, judgments against the Company and its subsidiaries, change in control and lien priority.

The above description of the Credit Agreement and Term Loan is a summary only and is qualified in its entirety by reference to the Credit Agreement, which will be filed as an exhibit to a Current Report on Form 8-K to be filed subsequent to the date hereof.

Exchange Agreements

On the Closing Date, the Company also entered into privately-negotiated agreements (the “Exchange Agreements”) with a limited number of existing holders of 2025 Notes who are both institutional “accredited investors” (within the meaning of Rule 501(a)(1), (2), (3) or (7) promulgated under the Securities Act of 1933, as amended (the “Securities Act”)) and “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) (such existing holders, the “Exchange Participants”) to exchange approximately $148.0 million aggregate principal amount of the Exchange Participants’ existing 2025 Notes for (i) approximately $111.0 million aggregate principal amount of the Company’s newly-issued 6.00% Convertible Senior Notes due 2029 (the “New Notes”) and (ii) warrants (the “Warrants”) to purchase up to approximately 46.0 million shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The New Notes and the Warrants are described in more detail below. The above description of the Exchange Agreements is a summary only and is qualified in its entirety by reference to the form of Exchange Agreement, which will be filed as an exhibit to a Current Report on Form 8-K to be filed subsequent to the date hereof. These exchange transactions made pursuant to the Exchange Agreements are expected to close on or around May 13, 2024, subject to customary closing conditions (the “New Notes Closing Date”).

Indenture and the New Notes

The New Notes will be issued pursuant to an indenture (the “Indenture”), to be dated as of New Notes Closing Date, by and among the Company, the guarantors party thereto, and Wilmington Savings Fund Society, FSB, as trustee and collateral agent (in such capacity, the “Trustee”). Pursuant to the Indenture, the Company expects to issue approximately $111.0 million aggregate principal amount of the New Notes to certain holders of the Company’s existing unsecured convertible senior notes, as well as $5.0 million aggregate principal amount of the New Notes to HCRx. The New Notes will be second-lien secured obligations of the Company and bear interest at a rate of 6.00% per year payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning on June 30, 2024. The New Notes will mature on May 13, 2029, unless earlier converted, redeemed or repurchased in accordance with their terms.

On or after May 13, 2026, the Company may redeem for cash all or a portion of the New Notes, at any time and from time to time, if the last reported sale price of the Common Stock equals or exceeds 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending within five trading days prior to the date on which the Company provides notice of redemption. The redemption price will be equal to the principal amount of the New Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, plus the make-whole consideration (the “Redemption Make-Whole Consideration”), payable in cash or, under certain circumstances and if the Company so elects, in shares of Common Stock or a combination of cash and Common Stock, having a value equal to the aggregate value of all remaining interest payments on the New Notes from the redemption date through the scheduled 2029 maturity date of the New Notes (with the value of any shares of Common Stock issued as part of the Redemption Make-Whole Consideration valued based on the market price of the Common Stock at such time, as determined in accordance with the Indenture). No sinking fund will be provided for the New Notes. In addition, in some cases the Company will be required to make an offer to repurchase the New Notes at a 101% premium to par with proceeds from certain asset sales, subject, in some cases, to reinvestment rights.

The New Notes will be convertible by holders of the New Notes into shares of Common Stock at an initial conversion rate of 444.4444 shares per $1,000 principal amount of New Notes (equivalent to an initial conversion price of $2.25 per share of Common Stock). The conversion rate will be subject to adjustment upon the occurrence of certain events as provided in the Indenture. The initial conversion price represents a premium of approximately 105% to $1.10, which was the last reported sale price of Common Stock on the Nasdaq Global Select Market on May 7, 2024, which was the last closing price prior to the time the Exchange Agreements were entered into. Upon conversion of the New Notes, the Company will deliver shares of Common Stock (subject to, and in accordance with, the settlement provisions of the Indenture), plus cash in lieu of any fractional shares. Holders of the New Notes may convert their New Notes at their option at any time prior to the close of business on the scheduled trading day immediately preceding the maturity date of the New Notes.

The conversion rate is subject to customary anti-dilution adjustments. In addition, if certain corporate events described in the Indenture occur prior to the maturity date of the New Notes, a holder that elects to convert its New Notes may be entitled to receive a make-whole adjustment (a “Fundamental Change Make-Whole Adjustment”) in connection with such corporate event in certain circumstances. Any Fundamental Change Make-Whole Adjustment will be settled by the Company by the payment of cash or, under certain circumstances and if the Company so elects, in shares of Common Stock, in an amount determined in accordance with the Indenture and based on an increase in the conversion rate in connection with such corporate event. No Fundamental Change Make-Whole Adjustment will be payable in respect of any New Notes converted following the issuance of a redemption notice by the Company with respect to the New Notes. Any holders of New Notes who convert their New Notes in connection with the redemption of the New Notes by the Company will instead be entitled to receive the Redemption Make-Whole Consideration.

If the Company undergoes a Fundamental Change (as defined in the Indenture), holders may require the Company to repurchase for cash all or any portion of their New Notes at a fundamental change repurchase price equal to 100% of the principal amount of the New Notes to be repurchased, plus any accrued and unpaid interest, if any, up to, but excluding, the fundamental change repurchase date.

Under the terms of the Indenture, no holder will be entitled to receive shares of Common Stock (i) upon conversion of New Notes or (ii) as part of a redemption make-whole share amount, which would cause such holder (together with its affiliates) to own more than 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to such event, as such percentage ownership is determined in accordance with the terms of the Indenture. However, any holder may increase or decrease such percentage to any other percentage not in excess of 19.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice is delivered to the Company, unless delivered at closing in which case any increase in such percentage shall be effective immediately. In addition, a holder may elect to receive pre-funded warrants upon conversion of New Notes in respect of any shares of Common Stock that would otherwise be issuable upon conversion but for the foregoing ownership limitations.

All obligations under the Indenture will be secured on a second priority basis by security interests in the same collateral that secures the obligations under the Credit Agreement, and will be guaranteed by material subsidiaries of the Company, subject to certain exceptions.

The Indenture will contain covenants that are generally consistent with the Credit Agreement, including, without limitation, a financial covenant to maintain liquidity of at least $25.0 million at all times, and negative covenants that, subject to certain exceptions, restrict indebtedness, liens, investments (including acquisitions), fundamental changes, asset sales, dividends, modifications to certain material agreements, payments of certain subordinated indebtedness, and other matters customarily restricted in such agreements. The Indenture will also contain events of default that are generally consistent with the Credit Agreement, after which the New Notes may be due and payable immediately, including, without limitation, payment defaults, material inaccuracy of representations and warranties, covenant defaults, bankruptcy and insolvency proceedings, cross-defaults to certain other agreements, judgments against the Company and its subsidiaries, change in control and lien priority. Waivers of certain covenants in respect of the Credit Agreement apply automatically to the Indenture, subject to certain limitations.

The above description of the Indenture and the New Notes is a summary only and is qualified in its entirety by reference to the Form of Indenture (and the form of Note included therein), which will be filed as an exhibit to a Current Report on Form 8-K to be filed subsequent to the date hereof.

Warrants

The exercise price of the Warrants to be issued to the Exchange Participants will be $1.10 per share, subject to customary antidilution adjustments. The Warrants will be exercisable at any time after their original issuance and prior to May 13, 2029. The exercise price of the Warrants may only be paid in cash; provided, however, that if a registration statement covering the resale of shares of Common Stock issuable upon exercise of any Warrants is not in effect at the time such Warrants are exercised, the holder of such Warrants may instead decide to effect a cashless exercise of such Warrants.

Under the terms of the Warrants, the Company may not effect the exercise of any Warrant, and a holder will not be entitled to exercise any portion of any Warrant, which, upon giving effect to such exercise, would cause a holder (together with its affiliates) to own more than 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to such exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 19.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice is delivered to the Company, unless delivered at closing in which case any increase in such percentage shall be effective immediately. In addition, a holder may elect to receive pre-funded warrants upon exercise of the Warrants in respect of any shares of Common Stock that would otherwise be issuable upon exercise but for the foregoing ownership limitations. The Company will have the right to require to holders of Warrants to exercise their warrants, in whole or in part, under certain circumstances and subject to certain conditions, if the price of the Common Stock exceeds two times the then current exercise price of the warrant for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period.

The above description of the Warrants is a summary only and is qualified in its entirety by reference to the Form of Warrant, which will be filed as an exhibit to a Current Report on Form 8-K to be filed subsequent to the date hereof.

Registration Rights Agreement

In connection with the Exchange Agreements, the Company will enter into a registration rights agreement (the “Registration Rights Agreement”) with the Exchange Participants, pursuant to which the Company will agree to register for resale the shares of Common Stock underlying the Warrants (the “Warrant Shares”). Under the Registration Rights Agreement, the Company will be required to file a registration statement covering the resale by the Exchange Participants of their Warrant Shares (the “Registrable Securities”) no later than 45 days following the New Notes Closing Date (the “Filing Deadline”). The Company has agreed to use commercially reasonable efforts to cause such registration statement to be declared effective and to keep such registration statement effective until the date the Warrant Shares covered by such registration statement have been sold. The Company has agreed to be responsible for all fees and expenses incurred in connection with the registration of the Registrable Securities (other than broker discounts and commissions and similar expenses typically for the account of selling securityholders).

In the event (i) the registration statement has not been filed by the Filing Deadline or (ii) the registration statement is not declared effective prior to the earlier of (a) five business days after the date on which the Company is notified by the Securities and Exchange Commission (the “SEC”) that the registration statement will not be reviewed by the SEC staff or is not subject to further comment by the SEC staff and (b) the 90th day following the Filing Deadline, if the SEC staff determines to review the registration statement then the Company has agreed to make pro rata payments to each Investor as liquidated damages in an amount equal to 1% of the aggregate notional amount of the Registrable Securities then held by the holder and required to be registered per each 30-day registration default period or pro rata for any portion thereof for each such month during which such event continues, subject to certain caps set forth in the Registration Rights Agreement.

The Company has granted the Purchasers customary indemnification rights in connection with the registration statement, including for liabilities arising under the Securities Act. The Purchasers have also granted the Company customary indemnification rights in connection with the registration statement.

The above description of the Registration Rights Agreement is a summary only and is qualified in its entirety by reference to the Form of Registration Rights Agreement, which will be filed as an exhibit to a Current Report on Form 8-K to be filed subsequent to the date hereof.

Amendment to Agreement with HCRx

On the Closing Date, the Company entered into a Second Omnibus Amendment to Transaction Documents (the “Amendment”) with the investors party thereto (the “Investors” and each an “Investor”), HealthCare Royalty Management, LLC (the “Investor Representative”), HCR Collateral Management, LLC, as collateral agent, and HCR Karyopharm SPV, LLC, as replacement agent. The Amendment, among other things, amends the Revenue Interest Financing Agreement, dated as of September 14, 2019, among the Company, the original Investors and the Investor Representative (as amended, the “HCRx Financing Agreement”), as described below.

Pursuant to the Amendment, the Company (i) made a cash payment to the Investor Representative in the amount of approximately $49.5 million, (ii) delivered to the Investor Representative a Term Loan note issued pursuant to the Credit Agreement in an initial principal amount of $15.0 million, and (iii) intends to deliver to the Investor Representative New Notes issued pursuant to the Indenture in an initial principal amount of $5.0 million. After giving effect to such payment and debt issuance, the Company will have made aggregate payments to the Investor Representative under the HCRx Financing Agreement totaling $135.0 million. As a result, after giving effect to the Amendment, there will be no further gross-up payment obligations of the Company under the HCRx Financing Agreement, and the remaining amount owing to the Investors under the HCRx Financing Agreement will be up to approximately $128.3 million.

The Amendment also modifies the limitations on incurrence of indebtedness and liens under the HCRx Financing Agreement to permit the incurrence of senior indebtedness and liens under the Credit Agreement and pari passu indebtedness and liens under the New Notes. In addition, pursuant to an Intercreditor Agreement entered into on the Closing Date among the Term Loan Agent, the Trustee and the Investor Representative, and acknowledged by the Company, the Investors have agreed to subordinate the indebtedness and liens under the HCRx Financing Agreement to the indebtedness and liens under the Credit Agreement, and, subject to certain exceptions, to make the indebtedness and liens under the HCRx Financing Agreement pari passu with the indebtedness and liens under the Indenture.

In addition, the Amendment reduces the exercise price of that certain warrant to purchase shares of Common Stock issued to HCRP Fund III on August 1, 2023 from $2.25 per share to an initial exercise price equal to the exercise price of the Warrants to be issued to the Exchange Participants on the New Notes Closing Date.

The foregoing summary of the Amendment is a summary only and is qualified in its entirety by reference to the complete text of the Amendment, which will be filed as an exhibit to a Current Report on Form 8-K to be filed subsequent to the date hereof.

The representations, warranties and covenants contained in the various agreements and other documents described in this Item 1.01 were made solely for the benefit of the parties thereto and may be subject to limitations agreed upon by the contracting parties. Accordingly, these agreements and documents are described in this Item 1.01 only to provide investors with information regarding the terms thereof and not to provide investors with any other factual information regarding the Company or its business, and such description and the forms of such agreements and other documents that will be filed as an exhibit to a Current Report on Form 8-K to be filed subsequent to the date hereof should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K under the headings “Credit Agreement and Term Loan,” “Indenture and the New Notes” and “Amendment to Agreement with HCRx” is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K under the heading “Exchange Agreements,” “Indenture and the New Notes,” “Warrants” and “Amendment to Agreement with HCRx” is incorporated herein by reference.

The Company offered and will exchange the New Notes and Warrants with certain holders of the 2025 Notes and issue the New Notes to the Investor Representative under the HCRx Financing Agreement in reliance on the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act. The Company will settle conversions of the New Notes and exercises of the Warrants by delivering shares of Common Stock, subject to certain limited exceptions as provided in the Indenture and the Warrants. None of the New Notes, Warrants, or the underlying shares of the New Notes or Warrants have been registered under the Securities Act and none may be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Company will pay its financial advisor, J. Wood Capital Advisors LLC, its financial advisory fee for services provided in connection with the transactions described above through the issuance of 6,872,027 shares of its common stock, par value $0.0001 per share. These unregistered securities are being issued in a private placement in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The Company is relying on this exemption from registration based in part on representations made by the financial advisor in its engagement letter.

Item 7.01 Regulation FD Disclosure.

On May 8, 2024, the Company issued a press release announcing the series of transactions described under Item 1.01 of this Current Report on Form 8-K. The full text of the press release issued by the Company is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information provided under this Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by Karyopharm Therapeutics Inc. on May 8, 2024.

104	Cover Page Interactive Data File (embedded within the IXBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2024

KARYOPHARM THERAPEUTICS INC.

By: /s/ Michael Mano
Michael Mano Senior Vice President, General Counsel and Secretary